UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 1, 2011
GETTY REALTY CORP.
(Exact name of registrant as specified in its charter)

Maryland	001-13777	11-3412575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
125 Jericho Turnpike, Suite 103, Jericho, New York, 11753
(Address of principal executive offices) (ZIP Code)
Registrant’s telephone number, including area code: (516) 478-5400

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On February 1, 2011, Getty Realty Corp. (the “Company”) closed the sale of an additional 450,000 shares of its common stock at the public offering price of $28.00 per share, pursuant to the over-allotment option exercised in full by the underwriters in connection with the Company’s public offering that closed on January 24, 2011. The exercise of the over-allotment option brings the total number of shares of common stock sold by the Company in the public offering to 3,450,000. The aggregate proceeds of the offering, after deducting the underwriting discount and estimated offering expenses, were approximately $91.8 million. The Company expects to use the net proceeds of the offering for the repayment of outstanding indebtedness under its credit agreement and general corporate purposes. The Company will re-borrow amounts repaid under its credit agreement to fund future property acquisitions and for other general corporate purposes. While the Company evaluates acquisition and investment opportunities from time to time, it currently has no binding commitments or agreements relating to any such acquisition or investment.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GETTY REALTY CORP.
	By:	/s/ Thomas J. Stirnweis
		Name:	Thomas J. Stirnweis
Date: February 1, 2011		Title:	Vice President, Treasurer and Chief Financial Officer

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